EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	For the Three Months Ended September 30, 2002	For the Three Months Ended September 30, 2001

Net loss	$(23,250)	$(146,865)
Actual outstanding common shares at beginning of period	50,004,474	50,004,474
Weighted basic shares	50,004,474	50,004,474
Weighted diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

	For the Nine Months Ended September 30, 2002	For the Nine Months Ended September 30, 2001

Net loss	$(113,416)	$(190,669)
Actual outstanding common shares at beginning of period	50,004,474	50,004,474
Weighted basic shares	50,004,474	50,004,474
Weighted diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

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